                                                                      Exh (d)(5)

                     TERMINATION OF PREFERRED STOCK PURCHASE
            AND RECAPITALIZATION AGREEMENT DATED AS OF MARCH 29, 2001

     Reference is made to the Preferred Stock Purchase and Recapitalization Agrement, dated as of March 29, 2001 (the "March Recapitalization Agreement"), between KKTY Holding Company, L.L.C. (the "Purchaser") and Katy Industries, Inc. ("Katy").

     Katy and the Purchaser hereby agree to terminate the March Recapitalization Agreement by mutual written consent, effective upon the execution and delivery of this agreement to terminate, pursuant to Section 7.1(a) of the March Recapitalization Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to terminate the March Recapitalization Agreement to be duly executed and delivered on this second day of June, 2001.

                                 KATY INDUSTRIES, INC.

                                 By:/s/ Robert M. Baratta
                                    ---------------------
                                 Name:  Robert M. Baratta
                                 Title:  President

                                 KKTY HOLDING COMPANY, L.L.C.

                                 By: /s/ Christopher Lacovara
                                     ------------------------
                                 Name:  Christopher Lacovara
                                 Title:  Authorized Manager